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NEWS RELEASE

                                                                        CONTACT:
                                                                  John Greenagel
                                                        Strategic Communications
                                                                  (408) 749-3310

                                                                    Toni Beckham
                                                              Investor Relations
                                                                  (408) 749-3127



                                                               Exhibit 99.1




              AMD EXPECTS FOURTH-QUARTER SALES AND EARNINGS WILL BE
                             LOWER THAN ANTICIPATED

               Company now expects flat to nominally higher sales

         SUNNYVALE, CA - December 11, 2000 - AMD said today that it expects to report fourth-quarter sales flat to nominally higher than for the immediate-prior quarter, ended October 1, 2000, when it reported record sales of $1,206,549,000. The company said it now expects that fourth-quarter net income will be in the range of $0.50 to $0.60 per share, depending on the relative strength of PC processor sales in the closing weeks of the quarter. AMD cited weak demand for consumer PCs in the United States retail market and projected that, as a result, its unit shipments of AMD PC processors will be only nominally higher than the record 6.8 million units shipped in the immediate-prior quarter. AMD had previously stated that it expected total fourth-quarter sales to grow sequentially in the high-single-digit-range, with unit shipments of PC processors between 8 and 9 million units.

         "While the slowdown in demand for PCs has been attributed variously to excess channel inventory, a slowing economy, or buyer apathy, we believe it is temporary," said W.J. Sanders III, chairman and chief executive officer. "The PC in wired and wireless forms will continue to be the hub of the digital universe."

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         The company said demand for one-gigahertz and faster AMD Athlon(TM)
processors remains strong and it continues to expect to sell out its production of AMD Athlon processors. Demand for AMD Duron(TM) processors is expected to improve next quarter with the availability of chipsets featuring integrated graphics for the value-conscious buyer.

         The company said that demand for its flash memory products remains strong and that it currently expects sales growth for flash memory products will somewhat exceed previous guidance for the quarter. The company further said that it has good visibility into future demand for flash memory products, which it expects will remain strong in 2001.

Cautionary Statement

     This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. There can be no assurance that the company will meet its current revenue and earnings projections for the fourth quarter of 2000. Risks include the possibility that demand for personal computers and, in turn, demand for the company's PC processors will be lower than currently expected; that the company will not be able to produce the AMD Athlon and AMD Duron processors in the volume, speed mix or with the feature set necessary to meet customer requirements and the company's current plans and goals; that Intel Corporation pricing, marketing programs, new product introductions or other activities targeting the company's processor business will prevent attainment of the company's current processor sales plans; that third parties may not provide timely or adequate infrastructure solutions to support the AMD Athlon and AMD Duron processors; and that uncertain political and economic conditions will cause lower than expected demand for the company's products. We urge investors to review in detail the risks and uncertainties in the company's Securities and Exchange Commission filings, including but not limited to the report on Form 10-K for the year ended December 26, 1999 and the company's most recently filed Form 10-Q.

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About AMD

         AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.9 billion in 1999. (NYSE: AMD).

                                     --30--

WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Wide Web. Type http://www.amd.com at the
                                                       ------------------
URL prompt.


NOTE TO EDITOR: Readers may obtain additional information by calling 1-800-222-9323 or 408-749-3060. Technical Support Email: hw.support@amd.com

AMD, the AMD logo, AMD Athlon, AMD Duron and combinations thereof are trademarks of Advanced Micro Devices, Inc. in the United States and other jurisdictions.